Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 5 DATED JULY 2, 2020

TO THE PROSPECTUS DATED APRIL 15, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 15, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to provide an update to rent collections and hotel occupancy on our portfolio in light of COVID-19.

June 2020 Rent Collections Update

As of June 29, 2020, we have collected 97% of rent across all asset classes which is consistent with the full month collections for February 2020, March 2020, April 2020 and May 2020 – demonstrating that there has been no significant impact on the Company’s collections during the COVID-19 pandemic to date. Below is the breakdown by asset class as of June 29, 2020:

•	Multifamily (44% of the portfolio) is 95% collected and consistent with last month at the same time;

•	Office (35% of the portfolio) is 99% collected and 1% lower than last month at the same time;

•	Industrial (9% of the portfolio) is 97% collected and consistent with last month at the same time; and

•	Medical Office (6% of the portfolio) is 90% collected and 3% lower than last month at the same time.

Hotel (6% of the portfolio) performance continues to recover. Month-over-month hotel occupancies have increased by 12% from an average occupancy of 26% in May to 38% in June. Hotel occupancy on June 29, 2020 was 45%, so the positive trend continues. Drive-to leisure demand is leading the hospitality recovery followed by transient business demand, while major gateway cities which continue to struggle. This is benefiting our Florida select-service hotels which make up the majority of our hotel investments.

SREIT-SUP5-0720